EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Windgate Capital Partners, LLC.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated December 12, 2010, relating to the financial statements of Windgate Capital Partners, LLC as of September 30, 2010 and for the period from May 13, 2010 (Inception) through September 30, 2010.

/s/ Anton & Chia, LLP

Newport Beach, California

February 7, 2011